Exhibit 99.1

Joe’s Jeans Reports 2007 Fourth Quarter and Year End Results

LOS ANGELES, February 28, 2008 – Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the fourth quarter ended November 30, 2007.  Highlights were:

•                  Annual net sales of $62.8 million, a 35% increase over 2006 sales of $46.6 million.

•                  Full year profitability of $2.3 million in net income compared to a loss of $9.3 million in the prior year, translating into earnings per share of $0.05 on a fully diluted basis.

•                  Record quarterly sales for the fourth quarter of $18.0 million, a 29% increase over the fourth quarter of 2006.

•                  Gross margins from the Joe’s® brand of 42% for the full year compared to 37% for the year ended November 25, 2006, a 5 percentage point improvement.

For the year ended November 30, 2007, overall net sales were $62.8 million compared to overall net sales of $46.6 million from the prior year comparative period, a 35% increase.  For the fourth quarter, Joe’s Jeans net sales were $18.0 million, a 29% increase over net sales of $14.0 million during the prior year comparative period.  The Company generated net income of $2.3 million for the fiscal year ended November 30, 2007, or $0.05 per share on a fully diluted basis.  For the fourth quarter, the Company earned net income of $1.1 million, or $0.02 per share on a fully diluted basis.

Marc Crossman, President and Chief Executive Officer, commented, “We are very pleased to be reporting better than expected sales growth and strong margin improvement for both the full year and fourth quarter of 2007, which resulted in our first profitable year since 2002.  The strong sales growth was driven primarily by solid performance in our women’s department store and specialty store businesses, and 175% growth in our men’s business from the prior year. Improvements to our gross margin were due to shifting our production outside the U.S.”

Crossman continued, “As we move through 2008 and beyond, we plan to build on the success of the past year by continuing to grow our women’s domestic wholesale business, expand our men’s presence, open new distribution channels internationally to capture sales opportunities abroad, and see our new retail strategy materialize.  We are truly excited for the opportunities that lie ahead for the Joe’s® brand, and look forward to another successful year for 2008.”

For the year ended November 30, 2007, gross margins for the Joe’s® brand were 42% compared to 37% for the year ended November 25, 2006, a 5 percentage point increase.  For the fourth quarter, gross margins for the Joe’s® brand were 42% compared to gross margins of 38% during the prior year comparative period, a 4 percentage point increase.  SG&A during the fourth quarter was $6.2 million compared to $5.2 million in the fourth quarter of 2006, a 19% increase primarily due to: higher distribution and shipment costs due to increased sales volume from the prior year period; higher professional fees associated with the acquisition of the Joe’s® brand; and, additional headcount to support the Company’s retail strategy and its growth.

The Company will host a conference call to discuss its 2007 fourth quarter and year end results today, February 28, 2008 beginning at 4:30 pm ET.  To access the live call, please dial (800) 599-9829 (U.S.) or (617) 847-8703 (International).  The conference ID number and participant passcode is 59761133 and is entitled the “Q4 2007 Joe’s Jeans Inc. Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information.  A telephone replay of the conference call will be available beginning at 6:30 PM Eastern Time on February 28, 2008 until 11:59 PM Eastern Time on March 13, 2008 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 69860962.  In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

Joe's Jeans Inc. and Subsidiaries
Consolidated Statements Of Operations

	Quarter End		Year End
	11/30/2007	11/25/2006	11/30/2007	11/25/2006

Net sales	$18,074	$13,971	$62,767	$46,633
Cost of goods sold	10,473	8,576	36,137	31,224
Gross profit	7,601	5,395	26,630	15,409

Selling, general and administrative	6,256	5,281	23,444	21,877

Operating income (loss)	1,345	114	3,186	(6,468)
Interest expense / other	(218)	(194)	(841)	(640)

Income (loss) from continuing operations, before taxes	1,127	(80)	2,345	(7,108)
Income taxes	35	8	91	36
Income (loss) from continuing operations	1,092	(88)	2,254	(7,144)

Loss from discontinued operations, net of tax	—	(11)	—	(2,149)

Net income (loss)	$1,092	$(99)	$2,254	$(9,293)

Earnings (loss) per common share - Basic
Income (loss) from continuing operations	$0.02	$(0.00)	$0.05	$(0.21)
Loss from discontinued operations	$—	$(0.00)	$—	$(0.06)
Income (loss) per common share - Basic	$0.02	$(0.00)	$0.05	$(0.27)

Earnings (loss) per common share - Diluted
Income (loss) from continuing operations	$0.02	$(0.00)	$0.05	$(0.21)
Loss from discontinued operations	$—	$(0.00)	$—	$(0.06)
Income (loss) per common share - Diluted	$0.02	$(0.00)	$0.05	$(0.27)

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe’s® brand and related trademarks.  More information is available at the company website at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions.  Forward- looking statements in this press release include, without limitation, our ability to capture market share in the premium denim category, both domestically and internationally, our ability to achieve long-term profitability, our expectations for our Joe’s Jeans® brand in the marketplace, including our ability to transition to a lifestyle brand, our belief in our growth strategy, and our ability to implement our retail strategy.  These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements are based upon information available to Joe’s Jeans Inc. on the date of this release.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s expectations in the domestic and international marketplaces; continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the

Joe’s® brand; successful implementation of the Company’s retail strategy; the ability of the Company to continue to improve its gross margins;  the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Joe’s Jeans Inc.

Dustin A. Huffine

323-837-3727